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                                                                    EXHIBIT 23.1

                                CONSENT OF KPMG

The Board of Directors
PLD Telekom Inc.


     We consent to the use of our audit report dated April 15, 1996 on the consolidated balance sheets of PLD Telekom Inc. (formerly Petersburg Long Distance Inc.) and subsidiaries as at December 31, 1995 and 1994 and the consolidated statements of operations, deficit and changes in financial position for each of the years in the three-year period ended December 31, 1995 which are included in the Company's annual report on Form 20-F for the fiscal year ended December 31, 1995 which is incorporated by reference in the prospectus that forms part of this registration statement. Also consent to the use of our audit report dated April 15, 1996, except as to note 19(b) which is as of June 12, 1996, on the consolidated balance sheets of PLD Telekom Inc. (formerly Petersburg Long Distance Inc.) and subsidiaries as at December 31, 1995 and 1994 and the consolidated statements of operations, deficit and changes in financial position for each of the years in the three-year period ended December 31, 1995, prepared in accordance with United States generally accepted accounting principles, which are included in the prospectus that forms part of this registration statement. We also consent to the reference to our firm under the heading "Experts" in the prospectus that forms part of this registration statement.


                                          /s/  KPMG

                                          --------------------------------------
                                          Chartered Accountants

Calgary Canada

January 20, 1997